SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2005

CuraGen Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-23223	06-1331400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 East Main Street

Branford, CT 06405

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 481-1104

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On October 7, 2005, 454 Life Sciences (“454”), a majority-owned subsidiary of CuraGen Corporation, and Roche Applied Science announced the commercial launch, including world-wide sales and distribution, of the Genome Sequencer 20 System and reagents from 454 by Roche Applied Science. 454’s technology will enable researchers to sequence up to 100 times faster than current commercial platforms at a fraction of the price. Roche Applied Science, a business area of Roche Diagnostics, is now selling 454’s products through its extensive sales and marketing teams, distributing 454’s products through its established supply chain, and providing technical support to purchasers of the Genome Sequencer 20 System and the associated reagents. Achievement of this commercialization milestone triggers a $7.5 million payment to 454 from Roche.

Under the terms of the 5-year, exclusive world-wide distribution agreement, 454 will receive a margin on products manufactured for Roche Diagnostics and royalties on net sales of licensed products. The agreement also states that 454 will receive up to $62 million in license fees, milestones related to instrument releases, minimum royalties, and research funding. Including this $7.5 million payment, 454 will have received a total of $19 million from Roche for the achievement of pre-commercialization- and commercialization-related milestones.

A copy of the press release announcing the distribution agreement is attached to this Current Report on Form 8-K as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) The following exhibit is furnished with this report:

Exhibit Number	Description
99.1	Press release of Registrant dated October 7, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURAGEN CORPORATION
(Registrant)

Date: October 11, 2005	By:	/s/ David M. Wurzer
	Name:	David M. Wurzer
	Title:	Executive Vice President and
Chief Financial Officer